PRUDENTIAL DEVELOPING MARKETS FUNDPRUDENTIAL DEVELOPING MARKETS EQUITY FUNDFYE: November 30, 1999Sub - Item Number
77. JReclassification of Capital Accounts: The Fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-2:
Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gain, and Return of Capital
Distributions by Investment Companies.   The effect of
applying this statement was to decrease accumulated net investment loss by $36,779 and decrease accumulated net realized gain on investments and foreign currency transactions by $36,779 for foreign currency gains realized and recognized during the six months ended November 30, 1999. Net investment loss, net realized gain and net assets were not affected by these changes.

PRUDENTIAL DEVELOPING MARKETS FUNDPRUDENTIAL LATIN
AMERICA EQUITY FUNDFYE: November 30, 1999Sub - Item
Number 77. JReclassification of Capital Accounts:
The Fund accounts for and reports distributions to
shareholders in accordance with the American
Institute of Certified Public Accountants (AICPA)
Statement of Position 93-2:  Determination,
Disclosure, and Financial Statement Presentation of
Income, Capital Gain, and Return of Capital
Distributions by Investment Companies.   The effect
of applying this statement was to increase accumulated net investment loss by $25,519 and decrease accumulated net realized gain on investments and foreign currency transactions by $25,519 for foreign currency losses realized and recognized during the six months ended November 30, 1999. Net investment loss, net realized loss and net assets were not affected by these changes